ASSET PURCHASE AND SALE AGREEMENT

THIS ASSET PURCHASE AND SALE AGREEMENT (hereinafter, this “Agreement”) is dated as of January 20, 2023, by and between MedAvail Pharmacy, Inc., an Arizona corporation (“Seller"), with a notice address of 4720 E. Cotton Gin Loop, Suite 220, Phoenix, AZ 85040, on the one hand, and each of the buyer entities set forth on Exhibit A to this Agreement (collectively, “Buyer"), all with a notice address of One CVS Drive, Woonsocket, Rhode Island 02895, Attn: Legal Department – Acquisitions, on the other hand.

WHEREAS, Seller is the operator of the retail drugstores (each a “Store” and together the “Stores”) set forth on Exhibit A at the locations set forth on Exhibit A (each a “Premises”);

WHEREAS, Seller owns certain assets in connection with its operation of the Stores, which Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all subject to and upon the terms hereinafter set forth;

    WHEREAS, MedAvail Holdings, Inc., a Delaware corporation (“Equity Holder”) directly or indirectly owns all of the outstanding capital stock of Seller; and

    WHEREAS, in order to induce Buyer to purchase the Assets (as hereinafter defined), Equity Holder has executed this Agreement as a party hereto and agrees to be held jointly and severally liable for all of Seller’s obligations under this Agreement.

NOW THEREFORE, for and in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Buyer and Seller agree as follows:

1.     ASSETS; PURCHASE PRICE.

    (a)      Assets. Subject to the terms and conditions of this Agreement, Seller agrees to sell, transfer, assign and convey to Buyer, free and clear of all liens, security interests and other encumbrances, the following described assets (collectively, the “Assets”):

        (i)    Inventory. The prescription merchandise, insulin and schedule V items located at the Stores (the “Inventory”), as set forth in the inventory instructions attached hereto as Schedule A (the “Inventory Instructions”), subject to the exclusions set forth thereon.

    (ii)     Prescription Files.     All prescription files, records and data utilized, maintained and/or generated by Seller in the course of operating its licensed pharmacy in the Stores (hereinafter, collectively, “Seller’s Rx Data”) from the Date of Inventory (as hereinafter defined) and going back no less than the greater of (i) the period of time required by federal and state law and (ii) two (2) years (the “Required Time Period”). Seller’s Rx Data shall include all hard copy prescriptions, signature logs, patient profiles, patient refill histories, customer lists, customer data and information derived from customer loyalty, credit and similar programs, and all electronic data of the same maintained in any format by Seller. If Seller has not operated in a Store for the Required Time Period prior to the Date of Inventory, the Required Time Period shall be such shorter period as Seller has operated in such Store. In addition, to the extent Seller’s Rx Data is maintained in electronic format, Buyer may elect (in its discretion) to convert and transfer all or any portion of such electronic Seller’s Rx Data, including for periods outside of the Required Time Period. Seller will work in good faith with Buyer to transfer Seller’s Rx Data to Buyer in the most effective, efficient, and secure manner. Seller shall fully cooperate and assist Buyer, commencing as of the date hereof, in Buyer’s efforts to convert or transfer Seller’s Rx Data, using such means and efforts as determined by Buyer in its sole discretion. Seller’s Rx Data shall be transferred to Buyer exclusively, shall not be shared with any third parties, and shall not be diminished or removed from any Store between the date of execution of this Agreement and the Date of Inventory.

(iii)Warranties. To the extent assignable or transferable, all guaranties and warranties of third parties to the extent they specifically relate to the conduct of the business at the Stores or ownership of the Assets.

(iv)Goodwill. All goodwill with respect to the Assets being sold hereunder.

(b)    Excluded Assets; No Assumption of Liabilities.    Other than the Assets, the parties agree that Buyer is not purchasing or acquiring, and Seller is not selling or assigning, any other assets or property of Seller including, without limitation, trademarks and service marks (except as set forth in Section 2(d) below), Information Systems (as hereinafter defined) (except as set forth in Section 2(b) below), vehicles, contracts, leases (including equipment leases), automated medication dispensing kiosks (or the pharmacy inventory included therein), or other agreements, furniture, fixtures, equipment and other fixed assets at the Stores, cash, cash equivalents, deposit accounts, or accounts receivable of Seller, or corporate records, accounting records, or tax records of Seller (collectively, the “Excluded Assets”). Further, Buyer shall not assume, or be obligated to perform, pay or otherwise discharge, any liability or obligation of Seller of any nature whatsoever, including, without limitation, any type of successor liability, as a result of this transaction. Without limiting the foregoing, Seller expressly acknowledges and agrees that Buyer is not assuming, and Buyer expressly disclaims and declines assumption of any and all obligations and/or liabilities of Seller, the Assets, or the Stores arising from or related to acts or omissions occurring on or prior to the applicable Date of Inventory.

(c)    Purchase Price. Subject to the Holdback Amount (as hereinafter defined), and any other adjustments set forth in this Agreement, the aggregate amount to be paid by Buyer to Seller with respect to the Assets (other than Inventory) and rights transferred to Buyer hereunder shall equal [REDACTED] (the “Non-Inventory Purchase Price”), plus the Inventory Payment (as hereinafter defined) (collectively, the “Purchase Price”). The purchase price for the Inventory shall be determined by a valuation of the Inventory located at each Store pursuant to the cost factors listed in the Inventory Instructions, not to exceed maximum of [REDACTED] for all Stores in the aggregate (collectively, the “Inventory Payment”).

    (d)    Intentionally Omitted.

    (e)    Holdback. The sum of Two Hundred Twenty Thousand and 00/100 Dollars ($220,000.00) (hereinafter the “Holdback Amount”), shall be retained by Buyer from the Purchase Price and not paid to Seller as a reserve to ensure payment and performance of Seller’s indemnification and other obligations pursuant to this Agreement. Buyer shall hold, administer and disburse the Holdback Amount, net of amounts, if any, applied against Seller’s indemnification and other obligations as provided herein. Following Buyer’s determination of liability on account of Seller’s indemnification or other obligations hereunder, Buyer shall deduct from the Holdback Amount an amount equal to the damages suffered or incurred and either retain such amount for its own account or make payments directly to the appropriate party. Within thirty (30) days after six (6) months following the Date of Inventory, Buyer shall pay to Seller, the remaining Holdback Amount, if any, minus any amounts held in respect of pending, disputed, or otherwise unpaid claims for damages. The terms and provisions of this Section 1(e) shall survive Closing.

2.     ADDITIONAL AGREEMENTS OF THE PARTIES.

(a)    Access and Information. Subject to and in compliance with applicable law, prior to the Closing, Seller will provide Buyer and its authorized representatives with the following in connection with Buyer’s transition related planning activities: (i) reasonable access during normal business hours and upon reasonable notice to the Stores, Assets and personnel of Seller, and (ii) such operating data and other information relating to Seller’s business and Assets as Buyer may reasonably request. Buyer and Seller acknowledge that each is a “Covered Entity” as that term is defined under HIPAA.  To facilitate the transition of care from Seller to Buyer, it may be necessary for Buyer to have access to electronic patient records prior to the Closing.  Commencing on the date hereof and in anticipation of the transaction contemplated hereby, Seller may deliver electronic copies of Seller’s Rx Data to Buyer.  Buyer agrees to implement appropriate safeguards to restrict the access and use of Seller’s Rx Data prior to the Closing for data migration and integration purposes.  If for whatever reason the transaction does not close, Buyer agrees to take reasonable steps to remove Seller’s Rx Data from its active servers and dispensing system, with written confirmation of such to Seller.

    (b)    Pharmacy Information Systems. If the electronic transfer of Seller’s Rx Data is not completed by the applicable Date of Inventory, Seller agrees that Buyer will have full right, at no additional cost to Buyer, to use Seller’s information systems including any related hardware, software, and printers used or associated with the access, use, maintenance, storage, or disclosure of Seller’s Rx Data (the “Information Systems”) for a period of up to ninety (90) days from the applicable Date of Inventory. Seller represents, warrants and covenants that the Information Systems shall be in working order on the applicable Date of Inventory and that Seller will maintain the Information Systems and any hardware and software support until the expiration of such ninety (90) day period. Upon Buyer’s request, Seller shall provide Buyer with the name and telephone number of Seller’s software and hardware maintenance vendors and contact persons. The terms and provisions of this Section 2(b) shall survive the Closing.
    (c)    Telephone.       At no additional cost to Buyer, Seller agrees to cooperate with Buyer in connection with, at Buyer’s election, (i) the transfer of the telephone and fax lines and number(s) used in the operation of the Stores to Buyer on the applicable Date of Inventory, or (ii) remote call forwarding for such telephone and fax lines and numbers to Buyer, as well as email forwarding to Buyer (if requested by Buyer), for a period of ninety (90) days commencing on the applicable Date of Inventory.  Buyer shall facilitate the use, transfer or call forwarding, as applicable.  Seller shall be solely responsible for all costs and expenses related to the use, transfer or call forwarding, as applicable, as well as for the cancellation of, and final payment for, any lines or services not transferred to Buyer hereunder.  This includes, but is not limited to, telephone lines, fax lines, modem lines, equipment leases, service contracts and advertising. Without limiting the foregoing, in the event Buyer elects remote call forwarding under clause (ii) above, upon expiration of such ninety-day period, Seller shall disconnect the telephone and fax line(s) and cancel the existing telephone and fax accounts. The terms and provisions of this Section 2(c) shall survive the Closing.

    (d)    Advertising; Social Media; Use of Name. Seller acknowledges and agrees that, following the Closing, Buyer shall have the right to advertise in local market print media the transfer of the prescription files to Buyer from Seller as described herein along with Buyer’s ability to provide prescription services. At no additional cost to Buyer, Seller agrees that Buyer shall have the exclusive right to use Seller’s trade names and “doing business as” names used in connection with the Stores, including “SpotRx” and any derivatives thereof, for a period of six (6) months from the initial Date of Inventory, including, without limitation, to advertise Buyer's pharmacy and the transfer of the prescription files to Buyer from Seller as described herein. Without limiting the foregoing, Buyer shall have the further right to put signs in Buyer’s store windows and in the windows of the Stores (so long as Seller is still under an active lease and if permitted to do so by the applicable landlord) notifying customers that the Stores have closed and the prescription files have been transferred to Buyer’s store. At Buyer’s request, and at no additional cost to Buyer, Seller shall arrange to have Seller’s websites and/or social media accounts post a message notifying the public of the transfer of the prescription files to Buyer from Seller as described herein and providing contact information for Buyer and its pharmacies and/or a link to Buyer’s websites. Such message shall be in form and substance acceptable to Buyer and shall remain on Seller’s websites and/or social medica accounts for a period of six (6) months following the initial Date of Inventory. Following such six (6) month period, or such shorter period as Buyer may elect, and upon Buyer’s request, Seller shall delete its website and deactivate its social media accounts related to the Stores. Except as provided above in this subsection (d), following the Closing, Seller and Equity Holder agree that each shall not use Seller’s websites and social media accounts in connection with any pharmacy business. The terms and provisions of this Section 2(d) shall survive the Closing.

    (e)    Notifications. Seller shall send all required notifications of the sale of the Assets hereunder and closing of the Stores to all applicable governmental authorities and supply evidence thereof to Buyer. Seller shall also surrender the pharmacy license for the Stores to the applicable governmental authority immediately after the applicable Date of Inventory and supply evidence thereof to Buyer. Seller shall, within two (2) business days following the Closing, forward to Buyer a completed W-9 Form, a copy of Seller’s notice letters to the applicable Boards of Pharmacy, and a copy of Seller’s notice letter to the United States Drug Enforcement Agency (“DEA”). The W-9 Form and notice letters may be forwarded to Buyer at MaryEllen.Cotnoir@CVSHealth.com. Seller shall promptly notify Buyer, and Buyer shall promptly notify Seller of any litigation, administrative proceeding or inquiry by a governmental entity pending or, to the knowledge of Seller, threatened against Seller or Buyer, as the case may be, which is directly related to the transactions contemplated by this Agreement. Buyer shall control and lead all communications and strategies relating to any inquiries by governmental authorities, or any required consent, approval or authorization by governmental authorities, in connection with the transactions contemplated by this Agreement. The terms and provisions of this Section (2)(e), and the covenant contained herein, shall survive the Closing.

    (f)    Third Party Providers. Buyer expressly disclaims and declines assumption of any of Seller’s third party provider numbers or licenses. Buyer shall not assume, and shall not be deemed to have assumed, any and all obligations and/or liabilities of Seller, the Stores or the Assets with respect to all third party provider numbers and licenses, and said obligations and/or liabilities shall remain with Seller. Seller acknowledges that Buyer maintains relationships with several third party payors and providers and that such relationships may change from time to time without notice.  Seller further acknowledges that it did not rely on the continuation of Buyer’s current relationship with any third party payor or provider when entering into this Agreement. The terms and provisions of this Section 2(f) shall survive the Closing.

    (g)     DSCSA. Seller and Equity Holder agree to provide Buyer with all product tracing information and other information required by the Drug Supply Chain Security Act (“DSCSA”) for the Inventory to be purchased by Buyer under Section 1(a)(i) hereof, including, without limitation, transaction histories, transaction statements, and transaction information, for such Inventory (collectively, the “DSCSA Records”). At no additional cost to Buyer, Seller shall fully cooperate and assist Buyer, commencing as of the date hereof, in Buyer’s efforts to effect a transfer of the DSCSA Records using such means and efforts as determined by Buyer in its sole discretion. Such cooperation shall include Seller taking such acts as may be necessary, including, without limitation, executing a release or authorization for the benefit of any third parties that are maintaining any DSCSA Records on behalf of Seller, as may be necessary to facilitate the transfer of all DSCSA Records to Buyer. The terms and provisions of this Section 2(g) shall survive the Closing.

    (h)     CSOS. With respect to Seller’s Controlled Substances Ordering System (“CSOS”), Seller and Equity Holder agree to: (1) maintain a person designated as its CSOS Coordinator for Seller’s CSOS system for at least two (2) years following the Closing (or any longer period required by state law); (2) provide Buyer with the appropriate contact information to direct the DEA to this person; (3) maintain its CSOS system, including electronic records in original form,  for at least two (2) years following the Closing (or any longer period required by state law); (4) provide Buyer with hardcopies of all CSOS-related records for the two (2)-year period preceding the Closing (or any longer period required by state law) at or before Closing, including records of all orders placed and received via Seller’s CSOS system (the orders and any disposition data (quantity received, date received, any statements of nonacceptance, etc.) must be clearly associated with each other), and DEA Forms 222 from the two (2) years preceding the Closing (or any longer period required by state law); and (5) revoke any former employees’ CSOS signing privileges following the Closing and inform the DEA of such revocation (Seller shall provide Buyer copies of such communications to verify the foregoing). The terms and provisions of this Section 2(h) shall survive the Closing.

3.    CONDUCT OF BUSINESS.

From the date of this Agreement until the Closing, except as otherwise provided in this Agreement or approved in writing by Buyer, Seller will comply with the following covenants:

(a)No Material Changes. Seller will carry on and maintain its business at the Stores and maintain the Assets in the ordinary course of business and in substantially the same manner as heretofore conducted. Seller shall use commercially reasonable efforts to maintain the prescription and sales volume at the Stores and the hours of operation of the Stores. Seller will not remove or transfer any Assets from the Stores other than in the ordinary course of business.

(b)Compliance with Laws. Seller will duly comply with all laws applicable to its business, the Stores and the Assets.

(c)     No Encumbrances. Seller will not suffer or permit the creation of any lien or encumbrance upon any of the Assets, except as otherwise disclosed on Schedule 3(c).

(d)     Maintenance of Insurance. Seller will maintain all of the insurance policies in effect as of the date hereof unless replaced by policies which are substantially comparable to such policies.

    (e)    Notification. Seller shall advise Buyer in writing promptly, but in any event prior to the Closing, of: (i) the occurrence of any event which renders any of the representations or warranties set forth herein inaccurate or the awareness of Seller that any representation or warranty set forth herein was not accurate when made; (ii) any fact that, if existing or known on the date of this Agreement would have been required to be set forth or disclosed pursuant to this Agreement; and (iii) the failure of Seller to comply with or accomplish any of the covenants or agreements set forth herein. Any notice given pursuant to this Section 3(e) shall not operate to cure any breach of the representations and warranties made by Seller herein or in any Exhibits or Schedules hereto.

4.    AUDIT; PHYSICAL INVENTORY; CLOSING.

    (a)     Store Closings. On the evening prior to the applicable Date of Inventory, Seller shall close the applicable Store to the general public and the applicable Store shall remain closed thereafter. Seller shall, within sixty (60) days of the applicable Date of Inventory, remove all interior and exterior signage in reference to the applicable Store and all pharmacy-related fixtures, furniture, millwork and equipment. The terms and provisions of this Section 4(a) shall survive Closing.
    (b)     Audit. Buyer shall have the right to conduct one or more audits of Seller’s business and operations in the Stores prior to the first Date of Inventory (each an “Audit”). The parties shall mutually agree on a time and date for the Audit(s). If the Audits reveal that the aggregate average number of prescriptions per week from all Stores in the aggregate as set forth on Exhibit A (the “Aggregate Prescription Average”) for the last four (4) week period prior to the Audit has declined by more than five percent (5%) below the Aggregate Prescription Average, Buyer shall have the right, but not the obligation, to proportionately reduce the Non-Inventory Purchase Price based on the percent decline in prescription volume greater than five percent (5%); provided, however, that any such Audit will account for the national holiday on January 16, 2023 by incorporating the daily average volume as indicated on the bottom of Exhibit A for such date. As an example of a reduction in Non-Inventory Purchase Price described herein, if an Audit reveals that the aggregate average prescription volume for the Stores is 8,230 (or ten percent (10%) prescriptions less than the Aggregate Prescription Average), the Non-Inventory Purchase Price shall be reduced by five percent (5%). It is agreed that no new lines of pharmacy and non-pharmacy inventory or additional inventory (other than everyday inventory) shall be ordered or reordered following an Audit. Upon demand, Seller agrees to provide Buyer with invoices of all brand name and generic name prescription drugs for the (6) months prior to the Date of Inventory. Upon request by Buyer in connection with any Audit, which request may be made on one or more occasions on or prior to the Date of Inventory, Seller shall deliver to Buyer a detailed statement setting forth any prescriptions transferred from the Store to other pharmacies for the dates specified in Buyer’s request. Each such statement shall (i) be de-identified of any patient specific information, (ii) include the location to which the prescriptions were transferred and the number and types of prescriptions so transferred, (iii) be certified in writing as true and accurate by an authorized representative of Seller, and (iv) otherwise be in a form and content reasonably acceptable to Buyer.

    (c)    Date of Inventory. A physical count and valuation of the Inventory at the Stores shall be taken on the respective dates set forth on Exhibit A, provided Buyer may extend such date on one or more occasions by written notice (email being sufficient) to Seller up to and including the Outside Date (as defined below) (the date on which such physical inventory count is actually taken is referred to herein as the “Date of Inventory”). Prior to the commencement of the physical inventory count, Seller shall reverse and return all filled and undelivered prescriptions at the Stores to stock in accordance with applicable governmental regulations, laws and requirements, providing all necessary notice to any third-party payors, reversing any adjudicated claims made in respect of such prescriptions, and shall provide Buyer with a list of such prescriptions so that Buyer is prepared to fill such prescriptions after the Closing. RGIS Inventory Service and/or any other independent firm selected by Buyer (the “Inventory Service”) shall conduct the physical inventory, at Buyer’s expense, using the categories and cost factors listed in the Inventory Instructions. Seller and Buyer shall each arrange to have its personnel present at each Store on each Date of Inventory, who shall monitor and assist in same. If for any reason a Date of Inventory has not occurred by February 28, 2023 (the “Outside Date”), and provided that Buyer has not breached its obligations hereunder, Buyer shall have the right, but not the obligation, to terminate this Agreement by giving written notice to Seller and, upon any such termination, both parties shall be released of all future liabilities or obligations hereunder, other than any liabilities or obligations that expressly survive termination of this Agreement, and provided, however, that no such termination notice shall be effective if Buyer is in default of the terms hereof.

    (d)     Closing. The closing of the purchase and sale of the Assets (the “Closing”) shall take place by facsimile or .pdf transmission of documents including counterpart signature pages effective immediately upon completion of the physical inventory count at such Store on the applicable Date of Inventory, subject to the satisfaction or waiver of the conditions precedent to Buyer’s obligation to close set forth in this Agreement, including, without limitation, those set forth in Section 6. Possession and control of the Assets, and the risk of loss or damage to the Assets, shall be transferred to Buyer upon the Closing. No later than three (3) business days following the applicable Date of Inventory (the “Date of Payment”), Buyer shall pay to Seller an amount equal to the Purchase Price allocable to such Store as set forth on Exhibit A (less any amounts paid directly to Seller’s secured creditors and subject to the Holdback Amount) by wire transfer to an account to be supplied by Seller; provided, however, that 50% of the Holdback Amount shall be deducted from the Purchase Price payable with respect to the first Date of Inventory and 50% of the Holdback Amount shall be deducted from the Purchase Price payable with respect to the second Date of Inventory. Notwithstanding the foregoing, Buyer shall not be required to make any payment hereunder until all conditions precedent to Buyer’s obligations hereunder have been satisfied or waived in writing by Buyer. By execution of this Agreement, Seller agrees to the manner and form of payment described in this paragraph and that Buyer, upon making said payment in said manner and form, shall conclusively be deemed to have fulfilled its payment obligations hereunder.

    (e)     Creditor List and Payoff Letters. Seller represents and warrants that a complete and accurate list of all secured creditors which have or may have any interest in the Assets is attached hereto as Schedule 3(c), and that such list contains the names of all such secured creditors (including, without limitation, the names of any persons who may assert claims against the Assets even though the claim(s) may be disputed). On or before the initial Date of Inventory, as a condition precedent to Buyer’s obligation to close hereunder, Buyer shall have received from Seller an updated creditor list and evidence of the release of all liens, security interests and other encumbrances encumbering any of the Assets, in form and substance satisfactory to Buyer in its sole discretion, including, without limitation, any UCC-3 Termination Statements or Amendments, pay-off letters or similar documents required by Buyer. Notwithstanding anything herein to the contrary, payment of the Purchase Price shall be paid to the Seller or, at Buyer’s option, paid directly to Seller’s secured creditors. Seller represents, warrants and covenants that, as of the Closing, Seller's creditors will be paid in full and all of the Assets shall be free and clear of any and all security interests, liens and other encumbrances, including, without limitation, those set forth on Schedule 3(c). Should Seller, for whatever reason, fail to pay its creditors and should said creditors then proceed in any manner against Buyer and/or the Assets, and should Buyer suffer any loss as a result of the actions of Seller's creditors, then Buyer shall have, without limiting any other remedies available to it hereunder, at law or in equity, the right to deduct any such losses directly from the Holdback Amount or any payments to be made to Seller or Equity Holder according to the terms of this Agreement or any agreement entered into in connection herewith.

(f)     Forwarding of Funds. Buyer agrees to forward to Seller any sums of money received by Buyer for pharmacy services rendered by Seller prior to the applicable Date of Inventory. Seller agrees to forward to Buyer any sums of money received by Seller for pharmacy services rendered by Buyer following the applicable Date of Inventory.

5.     REPRESENTATIONS AND WARRANTIES OF SELLER.

As of the execution of this Agreement and the Closing, Seller and Equity Holder hereby represent and warrant to Buyer as follows:

    (a)     Organization and Authorization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona and in good standing in all other states in which Seller conducts its business. Seller and Equity Holder have the requisite power and authority to execute and deliver this Agreement and perform their respective obligations hereunder. This Agreement has been duly and validly authorized, executed, and delivered by Seller and Equity Holder and constitutes the legal, valid, and binding obligations of Seller and Equity Holder enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, and other similar laws affecting the enforceability of creditors’ rights generally, general equitable principles, and the discretion of courts in granting equitable remedies.

(b)     Title. Seller is the sole owner of, and has good and merchantable title to, all of the Assets, and all the Assets are free and clear of security interests, liens and other encumbrances, except (as of the execution of this Agreement only) as set forth on Schedule 3(c).

    (c)     Licenses and Permits.     Seller possesses all permits, authorizations, certifications of governmental and non-governmental authorities, and licenses necessary for the operation of its business in the Stores and the same are in full force and effect and neither Seller nor Equity Holder has received notice of, nor is there any pending or any threatened proceeding relating to, the revision, cancellation or termination of any such permits, authorizations, certifications, or licenses.

    (d)     No Legal Actions.     Except as set forth on Schedule 5(d), there are no (i) claims, actions, suits, labor disputes, arbitration, legal or administrative proceedings or investigations, including, without limitation, by the DEA, OIG, CMS, FDA, applicable Board of Pharmacy, DOL, or other governmental body, pending against Seller or Equity Holder or threatened against Seller or Equity Holder, or otherwise pending or threatened with respect to the Seller's operations, the Assets, any parent, subsidiary or other affiliate of Seller, or any director, member, manager, officer or employee of the Seller or any such affiliate, and no such actions, disputes, proceedings or investigations are contemplated or (ii) judgments, decrees, orders, writs, injunctions, rulings, decisions or awards of any court or governmental body to which Seller or Equity Holder is a party or is subject or to which any of the Assets is subject, or is otherwise pending or threatened against Seller or Equity Holder. Neither Seller nor Equity Holder has received any notice of complaints filed against Seller under HIPAA or applicable patient privacy and data protection laws and, to Seller’s knowledge, there has been no violation of such laws.

    (e)     Compliance with Laws. Seller’s conduct of its business has not violated in any respect, and is in compliance in all respects with, any and all local, state, federal, and foreign laws, statutes, ordinances, regulations, rules, codes, judgments, decisions, decrees, and orders (“Laws”). Neither Seller nor Equity Holder has received any notice or complaint to the effect that, or otherwise been advised that, it is not in compliance with or it is in violation of any such Law. Seller has timely filed all material reports, registrations and statements required to be filed by it with any governmental body, and has paid all related fees and assessments due and payable, in each case with respect to the Stores. None of Seller, Equity Holder, nor any parent, subsidiary or other affiliate of Seller, nor any director, member, manager, office or employee of Seller or any such affiliate has been notified, or is aware of, of any inquiry, investigation or similar proceeding from any governmental body, been sanctioned, or had a sanction proposed, by any governmental body, or received or filed for any Medicare or Medicaid overpayments or other improper billings with respect to the Stores. All Medicare, Medicaid and third-party reports and claims filed or required to be filed with respect to the Stores have been timely filed and are complete and accurate in all material respects. Such reports and claims properly claim and disclose all information and other items to be disclosed for the periods covered thereby. None of Seller, Equity Holder, nor any parent, subsidiary or other affiliate of Seller, nor any director, member, manager, office or employee of Seller or any such affiliate has been disciplined or sanctioned, or has had a discipline or sanction proposed, by any governmental body or excluded from participation in any government healthcare payment program, including Medicare or Medicaid, nor are any of the foregoing persons aware of any pending or threatened discipline, sanction, inquiry, investigation or government action that may lead to such exclusion, fine or other remedy. Seller is in compliance with, and has submitted all reports and other information required by, all prescription monitoring programs or other similar programs maintained by governmental or regulatory authorities and is not aware of and has not received any notice of, or otherwise been advised of, any errors in any such submissions.

    (f)     Employees; Labor Matters.     (i) Set forth on Schedule 5(f) is a complete and correct list of all Eligible Employees (as defined herein) of the Store and the dates of employment for such employees. Except as set forth on Schedule 5(d), Seller has complied and is in compliance with, in all respects, applicable legal requirements pertaining to the employment of labor, including but not limited to those relating to wages, benefits, hours, FMLA, ADA accommodations, collective bargaining, discrimination, drug testing, polygraphs, harassment, retaliation or wrongful discharge, or requiring leave or other accommodation or otherwise regarding terms and conditions of termination from employment, worker’s compensation, immigration, plant closings and unemployment compensation, and there are no claims, causes of action, charges, suits, complaints, administrative proceedings, arbitrations, material labor grievances, or government investigations or proceedings, pending or, to the knowledge of Seller, threatened against Seller in connection therewith. Neither Seller nor Equity Holder has received notice of, and neither Seller nor Equity Holder has knowledge of any matter that could reasonably form the basis for, any such claims. Seller is not the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Seller to bargain with any labor organization as to wages or conditions of employment. Seller is not a party to or bound by any collective bargaining agreement and there are no collective bargaining agreements covering any employees or officers of Seller. There is no strike, work slowdown or other labor dispute (except as set forth on Schedule 5(d)) involving Seller pending, or to the knowledge of Seller, threatened. No collective bargaining agent has been certified as a representative of any of such employees or officers of Seller, and to the knowledge of Seller and Equity Holder, there has been no recent, and there is no current, activity involving employees of Seller to certify a collective bargaining unit or engaging in other organizational activity.

    (ii)     Each written or verbal “employee benefit plan,” as defined in Section 3(3) of ERISA, each employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock-related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is or is required to be maintained, administered or contributed to by Seller, Seller’s business or any entity that would be deemed an ERISA Affiliate of any of Seller, or the business of the Stores under ERISA or the Internal Revenue Code (an “ERISA Affiliate”) or with respect to which Seller, the Stores or the business of the Stores or an ERISA Affiliate is or has been obligated at any time during the six (6) years preceding the date hereof in any manner whatsoever (each a “Benefit Plan”) that is intended to be qualified under Section 401(a) of the Internal Revenue Code is so qualified and has received a determination letter or is subject to an opinion (or similar) letter to that effect from the Internal Revenue Service, and no circumstances exist which would reasonably be expected to adversely affect such qualification. Each Benefit Plan is in compliance with all applicable laws. No Benefit Plan is a defined benefit plan, a multiemployer plan, a multiple employer plan, or a multiple employer welfare arrangement, and neither Seller nor Seller’s business nor any ERISA Affiliate has or could have any withdrawal liability, contingent or otherwise, under Title IV of ERISA. No Benefit Plan provides for post-employment health or welfare benefits, other than as required under COBRA. Neither the execution or delivery of this Agreement nor the consummation of the transaction contemplated herein shall result in any payment that, alone or aggregated with any other payment(s) made at any time whatsoever, could constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Internal Revenue Code.

    (iii)    Seller has no agreements with any of its officers or employees at the Stores which contain any provisions relating to non-competition, non-solicitation, non-disclosure or similar provisions.

    (g)     No Violation or Conflict. Neither the execution and delivery of this Agreement, nor the performance of its obligations hereunder, by Seller or Equity Holder is a violation of any provision of its articles of incorporation, organization or bylaws, or any law, rule, regulation, order, writ, injunction, judgment, decree, contract, or other obligation to which it is a party or to which it, the Stores or the Assets are subject.

    (h)     Consents. No consent or approval by, or filing with, any governmental authority or any other person or entity is required in connection with the execution and delivery by Seller of this Agreement or the consummation by Seller of the transactions contemplated hereby.

    (i)     Taxes. All federal, state, county, and local tax and other returns and reports required and due to be filed with respect to Seller, the Assets, or both have been filed, and all taxes, levies, license and registration fees, charges or withholdings of any nature whatsoever, including, without limitation, excise, sales, use, transfer, property gains, and ad valorem taxes (collectively, “Taxes”) have been paid, or adequate provision for the payment thereof has been made. Buyer will not be responsible for, and Buyer specifically assumes no obligations to pay, any Taxes or withholding any Taxes or any other similar liability or obligation of Seller. Seller is not in default of the payment of any Taxes due or payable or of any assessments received in respect thereof and Seller has not waived any statute of limitations in connection with, or granted any extension of a period for the assessment of, any Tax. Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445.2.

    (j)     Disclosure. Neither this Agreement nor any of the schedules or exhibits hereto contains or will contain when delivered at Closing any untrue statement by Seller of a material fact or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

    (k)     Prescriptions; Seller’s Rx Data. All prescriptions filled at the Stores have arisen from bona fide, legal transactions. Seller’s Rx Data has been accessed, collected, compiled, disclosed, maintained, and stored in compliance with any and all local, state, federal, and foreign laws, statutes, ordinances, regulations, rules, codes, decisions, decrees, and orders, and are consistent with industry standards and clinical guidelines applicable to pharmacists and licensed prescribers. Seller’s Rx Data is complete and accurate. Except as set forth on Schedule 5(k) (which, if applicable, shall include the weekly prescription volume of each line of Non-standard Business conducted at any Store), none of the prescriptions filled at the Stores result from any Non-standard Business.  As used in this Agreement, “Non-standard Business” means (A) compounding, including both sterile and non-sterile compounding, (B) filling prescriptions that involve any unique, customized or non-standard packaging, including prescriptions filled for patients in assisted or independent living facilities, nursing homes, hospice facilities or other long-term care facilities (each a “Facility”), (C) any business conducted pursuant to Section 340B of the Public Health Service Act, (D) any non-prescription business (including durable medical equipment) done through the pharmacy computer and included in the prescription count, (E) any prescriptions filled pursuant to any contract, agreement or understanding (other than a standard contract agreement or understanding with any third party payor or government payor providing health care coverage to individuals), or (F) any other business outside the scope of a customary retail pharmacy or retail drug-store business. With respect to any prescriptions disclosed on Schedule 5(k) which result from the Non-standard Business described in clause (B) above, Seller represents and warrants that (i) all such prescriptions are picked up or delivered directly to the patients and billed directly to the third party providers, (ii) Seller is not the exclusive pharmacy provider to any Facility, (iii) Seller does not have any contract with any Facility to provide pharmacy or other services to such Facility, (iv) Seller does not provide any products or services, including consulting services, to any Facility. Neither Seller nor any parent, subsidiary or any affiliate of Seller leases to, manages, has an ownership interest in, or is otherwise affiliated with any Facility.

    (l)     Controlled Substances Inventory. To the extent required by applicable law or DEA regulations in the context of the transaction contemplated by this Agreement, Seller has undertaken and delivered to Buyer a complete and accurate inventory of all controlled substances.

    (m)     DEA Recordkeeping. Seller has provided, or will have provided as of the Closing, to Buyer all records in its possession that are required to be maintained by DEA regulations for the prior two (2)-year period.

    (n)    Third Party Payors and Providers. Set forth on Schedule 5(n) is a complete and correct list of Seller’s third party prescription payors and providers, with provider numbers, bin numbers, processor numbers, and volumes by plan (with time frame referenced, e.g., 1 year, 90 days, etc.).

    (o)    Insurance. Seller is insured with responsible insurers (including, without limitation, general liability insurance coverage covering the Assets) against risks normally insured against by similar businesses under similar circumstances.

    (p)    Prohibited Persons and Transactions. Neither Seller nor Equity Holder (i) is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Assets Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated Nationals and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action, and (ii) has been convicted, pleaded nolo contendere, indicted, arraigned or custodially detained on charges involving money laundering or predicate crimes to money laundering.

(q)     Real Estate. Seller or its affiliate is the sole tenant under each of the lease agreements described on Schedule 5(q) attached hereto (each, an “Existing Lease” and, collectively, the “Existing Leases”), pertaining to each Store. Seller has delivered correct and complete copies of the Existing Leases to Buyer. The Existing Leases are in full force and effect and neither Seller nor the applicable landlord is in breach of or default under any Existing Lease and no event has occurred which, with notice, lapse of time, or both, would constitute a breach or default by any party thereunder. Seller represents that the term of each Existing Lease expires on the date set forth on Schedule 5(q). Notwithstanding anything to the contrary contained herein, Seller shall cause its tenancy, or its affiliate’s tenancy as the case may be, under each of the Existing Leases to be maintained through the Date of Inventory for the applicable Store.

(r)    Other Pharmacies. Except for the Stores, there are no drug stores or pharmacies (retail or otherwise) owned, in whole or in part, directly or indirectly, by Seller, or any parent, subsidiary or other affiliate of Seller.

(s)    Ownership. Equity Holder owns all of the outstanding shares in MedAvail, Inc., which owns all of the outstanding shares in Seller free and clear of any lien or other encumbrance. There are no options, warrants, calls, rights, agreements, arrangements or undertakings of any kind (contingent or otherwise) obligating Seller to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of stock, membership interests, partnership interests or any other securities of Seller.

The foregoing representations and warranties shall survive the Closing and remain in full force and effect thereafter.

6.     REPRESENTATIONS AND WARRANTIES OF BUYER.

As of the execution of this Agreement and the Closing, the Buyer represents and warrants to Seller as follows:

(a)    Organization and Authorization. Each Buyer entity listed on Exhibit A is duly formed, validly existing and in good standing under the laws of its state of formation and in good standing in all other states in which it conducts its business. Buyer has the requisite power and authority to execute and deliver this Agreement and perform their respective obligations hereunder. This Agreement has been duly and validly authorized, executed, and delivered by Buyer and constitutes the legal, valid, and binding obligations of Buyer enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, and other similar laws affecting the enforceability of creditors’ rights generally, general equitable principles, and the discretion of courts in granting equitable remedies.

(b)    Financing. Buyer's obligation to consummate the transactions is not and will not be subject to the receipt by Buyer of any financing or the consummation of any other transaction.

7.    CONDITIONS PRECEDENT.

    It is agreed that the obligations of Buyer under this Agreement are strictly contingent upon and subject to the satisfaction of each of the following conditions precedent on or before the first Date of Inventory (or such other date expressly provided below):

(a)Corporate Approval. Approval of the transaction by the CVS Real Estate Committee in its sole discretion.

(b)Closing Certifications. Seller will have performed and complied in all material respects with all agreements, covenants and obligations contained in this Agreement that are required to be performed or complied with by it at or prior to the Closing and each of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects on each Date of Inventory as though made on such Date of Inventory.
(c)No Material Adverse Change. Since the date of this Agreement, there will not have been any material adverse change in the Assets or the business, operations, results of operations or condition (financial or other) of the Stores, and no event has occurred or circumstance exists that may result in such a material adverse change.
(d)Closing Documents. Buyer will have received:

    (i) on or before each Date of Inventory, a fully executed Bill of Sale in the form attached hereto as Exhibit B-1;

    (ii) on or before each Date of Inventory, a fully executed Closing Statement in the form attached hereto as Exhibit B-2;

    (iii) on or before the initial Date of Inventory, the updated creditor list and all terminations, pay-off letters and other documents required pursuant to the terms of Section 4(e) hereof;

    (iv)    on or before the initial Date of Inventory, a certificate, duly executed by an authorized officer of Seller, certifying that Seller has satisfied the conditions set forth in Sections 6(b) and 6(c), to the extent applicable as of such date;

(v)    on or before the initial Date of Inventory, a certificate duly executed by the Secretary of Seller, (1) certifying the names of the officers of Seller authorized to sign this Agreement and the other documents, instruments or certificates to be delivered pursuant to this Agreement, together with the true signatures of such officers, (2) attaching a copy of the articles of incorporation of Seller and a copy of the bylaws of Seller, (3) certifying a copy of the resolutions of the directors (or other applicable governing body) and the Equity Holder evidencing the approval of this Agreement and the consummation of the transactions contemplated hereby, and certifying that there are no other approvals from Seller’s directors (or other applicable governing body) or Equity Holder required for the execution of this Agreement and the consummation of the transactions contemplated hereby, and (4) attaching a certificate of good standing (or its equivalent) for Seller, certified by the appropriate authority from the applicable State of incorporation within ten (10) days prior to the Date of Inventory;

    (vi)    on or before the initial Date of Inventory, a properly completed IRS Form W-9 for Seller and any secured creditors or other parties receiving payment from Buyer pursuant to the terms of this Agreement; and,

    (vii)     on or before the initial Date of Inventory, the wiring instructions for each account of Seller and any secured creditors or other parties receiving payment from Buyer pursuant to the terms of this Agreement, on receiving bank letterhead and in form and substance otherwise acceptable to Buyer.

(e)No Governmental Order. No applicable Law or governmental order, judgment, decree or ruling shall be, or shall be threatened by any governmental authority to be, in effect (i) restraining, enjoining, preventing, prohibiting, or imposing additional conditions on the Closing or the transactions contemplated hereby, or limiting, or threatening to limit, in any manner, the right of Buyer or any applicable Buyer assignee to control any aspect of the Assets not yet transferred or transferred in connection with such Closing, or (ii) compelling, or threatening to compel, Buyer or any of its affiliates to dispose of any portion of the Assets or the business or assets of any Buyer or any of its affiliates.

(f)Transfer of Seller’s Rx Data. The conversion and transfer of Seller’s Rx Data to Buyer, as contemplated in Section 1 hereof, shall be complete.

(g)Prescription Monitoring Compliance. Prior to Closing, at Buyer’s request, Seller shall have provided Buyer with evidence of Seller’s compliance with applicable prescription monitoring programs or similar programs, including, without limitation, evidence that there are no outstanding errors in Seller’s submissions pursuant to such programs, in form and substance satisfactory to Buyer in its reasonable discretion.

    In the event that any of the foregoing conditions precedent to Buyer’s obligations hereunder shall have failed to occur on or before the initial Date of Inventory (or such other date as expressly herein provided), Buyer may, at its option and without limiting its other rights and remedies hereunder, at law or in equity, terminate this Agreement by giving written notice to Seller.

8.    NON-COMPETITION COVENANTS.

    (a)     Covenant. Each of Seller and Equity Holder agree, on behalf of his/her/themself/itself and his/her/their/its respective affiliates, that he/she/they/it will not, and will not permit his/her/their/its respective affiliates to, individually and collectively, directly or indirectly, during the period commencing on the last Date of Inventory and expiring on the fifth (5th) anniversary of the last Date of Inventory (the “Restrictive Period”): (i) anywhere within the States of Arizona, Florida and Michigan and the following counties within the State of California: Los Angeles County, Orange County, San Diego County, Ventura County and Santa Barbara County (collectively, the “Territory”), be employed by, form, acquire, invest in, finance, lease or sublease to, own, operate, manage, assist, support, whether as an equity holder, partner, lessor, lessee, member, joint venture, advisor, employee, consultant, independent contractor or otherwise, an enterprise (a “Competing Business”) which is engaged in the business of any pharmacy (retail or otherwise), drug store and/or health and beauty aid store or similar operation, or selling or otherwise providing any other products or services competitive with, or having the same applications as, any products or services now sold by Seller in the conduct of its business; (ii) hire, engage, employ or interfere with, or attempt to hire, engage, employ or interfere with, either directly or indirectly, any employees, representatives or agents of Buyer, or any affiliates controlling, controlled by, or under common control with Buyer (an “Affiliate”), in the Territory, or induce or attempt to induce, either directly or indirectly, any of them to leave the employ of Buyer or any Affiliate, or violate the terms of his or her contract with Buyer or any Affiliate, except by way of general job advertisements; or (iii) call upon, solicit, advise or otherwise do or attempt to do, business with any clients, suppliers, customers or accounts of the business of Seller or Buyer or any Affiliate in the Territory or take away or interfere or attempt to take away or interfere with any custom, trade, business or patronage of the business of Seller or Buyer or any Affiliate in the Territory.

In addition, Seller and Equity Holder agree, on behalf of themselves and their affiliates, as applicable, as tenant under the Existing Leases, for the lesser of (i) two (2) years from the applicable Date of Inventory, and (ii) any earlier expiration or termination date of the applicable Existing Lease (herein referred to as the “Restricted Period” for each Store), not to use, permit the use of, sell, license, lease, sublease, or otherwise transfer such Store (or any portion thereof) for the purpose of a pharmacy, drug store, or health and beauty aid business. During the Restricted Period for each Store, Seller shall continue to pay rent and fulfill any and all of its obligations under the Existing Lease for such Store.

    (b)     Consideration. Seller and Equity Holder each acknowledge that he/she/they/it will receive substantial benefit from the purchase of the Assets hereunder and that the purchase of the Assets hereunder shall be deemed to be good and sufficient consideration for said covenant not to compete. Seller and Equity Holder acknowledge and agree that (i) the foregoing covenants are a material inducement to Buyer to enter into this Agreement, and Buyer is doing so in reliance upon each of Seller and Equity Holder agreeing to be bound by such covenants; and (ii) in light of such reliance, the amount allocated herein is not intended by the parties as a measure of damages that might be incurred by Buyer in the event of a breach of any such covenant.

    (c)     Remedies. Seller and Equity Holder hereby agree that if any or all shall breach the provisions of this Section 8, it may cause irreparable damage to Buyer and in the event of such breach Buyer shall have available all its right and remedies at law or in equity, including, without limitation, the right to a reimbursement from Seller of the consideration paid hereunder and the right to injunctive relief. The terms and provisions of this Section 8 shall survive the Closing.

    (d)    Retained Business. Buyer acknowledges that MedAvail Technologies (US), Inc., a Delaware corporation, and MedAvail Technologies (Canada), Inc., an Ontario corporation, affiliates of Seller and subsidiaries of Equity Holder, operate a healthcare technology business that licenses and/or sells its proprietary hardware and software to pharmacies and other healthcare companies. Such licensing or sale of such hardware or software to a Competing Business by or on behalf of MedAvail Holdings, Inc., MedAvail, Inc, MedAvail Technologies (US), Inc. and MedAvail Technologies (Canada), Inc. shall not be a violation of Section 8(a).

9.     ACCESS TO INFORMATION.

(a)    PHI.     After the Closing, Buyer shall use commercially reasonable efforts to make the Protected Health Information (as defined hereinafter) that is part of Seller’s Rx Data available for access to patients and disclosure to other authorized third parties in accordance with the Health Insurance Portability and Accountability Act of 1996, as amended by Subtitle D of the Health Information Technology for Economic and Clinical Health Act, Title XIII of Division A and Title IV of Division B of the American Recovery and Reinvestment Act of 2009 (Pub. L. No. 111-5) (the “HITECH Act”) and the federal regulations (“HIPAA Rules”) published at 45 CFR parts 160 and 164 and any applicable state privacy and security laws regarding individually identifiable health information and other applicable laws. For the purposes of this Agreement, Protected Health Information shall have the same meaning as such term is defined in 45 CFR 160.103. Seller acknowledges and agrees that notwithstanding the foregoing, Buyer shall not assume any legal obligations or liabilities of Seller under the HIPAA Rules relating to any uses and disclosures of Protected Health Information made prior to the Closing. All inquiries, including those relating to patient rights or the Seller’s obligations under the HIPAA Rules relating to any uses and disclosures of Protected Health Information made prior to the Closing shall be forwarded to Seller or its designated agent for handling. For a period of six (6) years after Closing, Seller shall maintain HIPAA records as required by HIPAA Rules and can be contacted at the notice address set forth on Page 1 hereof with respect to any inquiries related thereto. Seller further agrees to provide Buyer written notice within five (5) business days of any change of address.

(b)     RX Data. Seller shall retain copies of Seller’s Rx Data transferred to Buyer pursuant to this Agreement to the extent required by, and in accordance with, applicable law.

Following Closing, Seller and Buyer each shall preserve in accordance with the applicable record keeping requirements and regulations of Medicare, Medicaid, the FDA, the DEA and state pharmacy boards in jurisdictions that Seller and Buyer conduct business all records possessed by such party relating to the business at the Stores prior to the Closing. To the extent permitted in accordance with the HIPAA Rules and other applicable laws, Buyer hereby agrees to make available to Seller, in a form reasonably determined by Buyer, copies of Seller’s Rx Data transferred to Buyer pursuant to this Agreement if, after the Closing and for a legitimate business reason, Seller requires copies of such Seller’s Rx Data.

To the extent Seller retains or is given access to Seller’s Rx Data, Seller agrees to hold all such documentation and information in confidence and to take commercially reasonable measures to prevent any unauthorized disclosures thereof. Seller further agrees that it will not use Seller’s Rx Data for any purpose after Closing except as required by law, in connection with pending litigation, or the resolution of third party claims. Without limiting the foregoing, neither Seller nor any of its affiliates will solicit, whether by mail, internet or any other means, any of the patients whose records are being transferred to Buyer pursuant to this Agreement. In the event that Seller is requested or required by law, subpoena, court order, or other similar legal process to disclose all or any portion of Seller’s Rx Data transferred to Buyer pursuant to this Agreement, Seller may make such disclosure, provided it will provide Buyer with prompt written notice thereof.

The terms and provisions of this Section 9 shall survive the Closing.

10.     INDEMNIFICATION.

(a)Buyer’s Indemnification Obligation. Buyer shall indemnify and defend Seller and Equity Holder, their subsidiaries and affiliates, and each of their respective directors, members, managers, officers, employees and agents (each, a “Seller Indemnified Party”), and hold each Seller Indemnified Party harmless, from and against any and all losses, costs, expenses, claims, damages, liabilities, actions, proceedings, investigations, injunctions, judgments, orders, rulings, fines (and interest and penalties, if any) (collectively, “Losses”), including, without limitation, court costs and reasonable attorney’s fees, arising out of or resulting from (i) any breach of any representation or warranty of Buyer contained in or given in writing pursuant to this Agreement, or in any other agreement or instrument delivered in connection herewith, (ii) any breach or nonfulfillment by Buyer of any covenant or obligation contained in this Agreement or in any other agreement or instrument delivered in connection herewith, or (iii) Buyer’s possession or use of the Assets, or Buyer’s related operations, after the Dates of Inventory.

(b)Seller’s Indemnification Obligation. Seller and Equity Holder shall jointly and severally indemnify and defend Buyer, its subsidiaries and affiliates, and each of their respective directors, members, managers, officers, employees and agents (each, a “Buyer Indemnified Party”), and hold each Buyer Indemnified Party harmless, from and against any and all Losses, including, without limitation, court costs and reasonable attorney’s fees, arising out of or resulting from (i) any breach of any representation or warranty of Seller or Equity Holder contained in or given in writing pursuant to this Agreement; (ii) any breach or nonfulfillment by Seller or Equity Holder of any covenant or obligation contained in this Agreement; (iii) any and all liabilities and obligations of every nature and description of Seller and Equity Holder, including, without limitation, recoupment of any amounts due or that may become due from Seller to Medicare, Medicaid, or any other health care reimbursement or payment intermediary, or other third party-payor resulting from or arising out of the conduct of business at the Stores to the extent such amounts are attributable to any period prior to the Closing, or any other form of Medicare or other health care reimbursement recapture, adjustment, or overpayment whatsoever, including fines and penalties, with respect to any period prior to the Closing; (iv) Seller’s possession or use of the Assets, the Premises or the Store up to and including the Dates of Inventory, Seller’s operations prior to or on the Dates of Inventory, Seller’s third party provider numbers or licenses, or any other events, acts or omissions of Seller which occurred prior to or on the Dates of Inventory; or, (v) any Losses arising out of or relating to the WARN Act or any similar state or local Law and Seller’s failure, or alleged failure, to comply with the terms thereof. The terms and provisions of this Section 10 shall survive the Closing.

(c)    Survival. The representations and warranties of Seller and Buyer contained in this Agreement shall survive the Closing for the applicable periods set forth in this Section 10. Any and all claims and causes of action for indemnification under this Section 10 arising out of the inaccuracy of breach of any representation or warranty of Seller or Buyer must be made prior to the termination of the applicable survival period (if any). In the event that notice of any claim or cause of action for indemnification shall have been given in accordance with this Section 10 within the applicable survival period (if any), the representations, warranties, covenants and undertakings that are the subject of such claim or cause of action shall survive until such time as such claim or cause of action is finally resolved.

(d)    The representations and warranties of Seller and Buyer contained in this Agreement and any and all claims and causes of action for indemnification under this Section 10 with respect thereto shall terminate on the third anniversary of the last Date of Inventory; provided, however, that (i) the representations and warranties of Seller contained in Section 5(a), Section 5(b), 5(d), 5(e), 5(g), 5(i) and 5(s), and Section 13, and the representations and warranties of Buyer contained in Section 6(a) and Section 13 (collectively, the "Fundamental Representations") shall survive until the expiration of the applicable statute of limitations plus sixty (60) days, and (ii) any claims based on fraud, willful misconduct or intentional misrepresentation shall survive indefinitely.

11.     BULK SALES LAWS.

Seller acknowledges and agrees that Buyer may comply with the requirements of applicable bulk sales laws or any other laws with respect to the protection of creditors or successor tax liability (collectively, “Bulk Sales Laws”). Seller will cooperate with Buyer to provide any information necessary to comply with applicable Bulk Sales Laws. In the event that Buyer receives notice that Seller owes any unpaid amounts, is scheduled for a review, or is under an audit with respect to any bulk sales tax or other payment, Buyer may, at its option, terminate this Agreement, delay the Closing until Buyer receives evidence satisfactory to Buyer that such amounts have been paid or such review or audit has been completed, or withhold any amounts from the Purchase Price required to be withheld by the applicable governmental authorities until Buyer receives authorization from such authorities to release such amounts.

Notwithstanding anything contained herein to the contrary, Buyer does not assume any of Seller’s obligations or liabilities with respect to any applicable Bulk Sales Laws, including, without limitation, any obligations or liabilities of Seller which may pass to Buyer due to Seller’s non-compliance with any Bulk Sales Laws, and Seller shall defend, indemnify and hold Buyer harmless from and/or reimburse Buyer for, any and all claims, liabilities or obligations, including the expense of defense thereof, which Buyer may suffer or incur by virtue of such Bulk Sales Laws, including, without limitation, any and all claims, liabilities or obligations, including the expense of defense thereof, arising from any noncompliance with any such Bulk Sales Laws. The terms and provisions of this Section 11 shall survive the Closing.

12.     EMPLOYMENT.

    (a)    Notwithstanding anything contained herein to the contrary, Buyer, Seller and Equity Holder agree that Buyer has not offered any terms of employment to any employees of Seller or its affiliates as consideration for the sale contemplated herein.  Buyer may (but is under no obligation to) hire certain employees (collectively, the “Eligible Employees”), provided such employees meet Buyer’s standards for similarly situated employees and subject to satisfactory completion of Buyer’s standard hiring process and procedures (including, without limitation, drug and background checks). The parties acknowledge that Buyer shall be free to exercise full discretion in applying its customary standard hiring practices, processes, procedures and policies. It is agreed that in the event that any Eligible Employees of Seller shall be employed by Buyer as the result of the Closing of the transaction contemplated herein, then each such individual Eligible Employee of Seller shall be an “employee-at-will” of Buyer, and Buyer shall have no contractual obligation with regard to such employment, except that, for purposes of the participation of any such hired Eligible Employees in the Buyer’s 401(k) and applicable welfare plans, the Buyer shall cause such plans to take into account, for purposes of eligibility thereunder, the pre-Closing service of such Eligible Employees as if such service was with Buyer or its Affiliates to the same extent such service was recognized by the Seller immediately prior to the Closing under the comparable Seller benefit plan, in all cases to the extent allowed under ERISA, the Internal Revenue Code and other applicable law.

(b)    Notwithstanding anything contained herein the contrary, Buyer is not assuming any liability or obligations related to any of Seller’s employees, terminated employees or other employees of Seller or related to the Store, including, without limitation: (i) any accrued salaries, wages, vacation, payroll Taxes, retirement plan payables, liability for any U.S. Equal Employment Opportunity Commission claim, wage and hour claim, unemployment compensation claim or workers’ compensation claim or personnel policy, or any lawsuit, putative or pending, arising from events occurring or conditions existing on or prior to the Closing; (ii) any obligation to offer them continued employment, further leave, reinstatement or reassignment or to offer them or their qualified beneficiaries the opportunity to elect health care continuation coverage, compensation and other benefits, any obligation under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), vacation or sick time, payroll Taxes, leave of absences (e.g., FMLA benefits), retirement plan payables and any liabilities or obligations with respect to any Benefit Plan or any other employee benefit or retirement plan or policy or any liabilities or obligations arising from the termination or liquidation of any Benefit Plan; (iii) any liability or potential liability for any claims arising out of any employee’s employment or termination of employment with Seller, including but not limited to, contract, wrongful termination, unfair labor practices, discrimination or retaliation, failure to accommodate, ERISA, wage and hour, FMLA or other protected leave time, tort, unemployment compensation, workers’ compensation, or claim for violation of personnel policy or practice; and (iv) any liability or obligation relating to or arising with respect to any individual acting as an independent contractor of Seller or with respect to the Store or any Benefit Plan, including any liability relating to the termination of such independent contractor relationship, or characterization thereof, on or prior to the Closing. Without limiting the foregoing, no Benefit Plan, or obligation or liability related to any Benefit Plan, will be transferred to Buyer or any of its Affiliates or to any plan of Buyer or any of its Affiliates, and all such Benefit Plans and related obligations and liabilities will remain with Seller, whether prior to, on or after the Closing, other than to the extent accepted by Buyer after the Closing in its sole and absolute discretion as a qualified rollover. Without limiting the foregoing, Seller shall maintain its health plan and/or otherwise provide and maintain continuing COBRA coverage to its employees through the maximum COBRA period after the Closing, and will be solely responsible for all wages, benefits, sick leave, vacation or other paid time off accrued, but not yet taken, by its employees and shall pay such amounts to the extent accrued with respect to periods prior to the Closing as of the Closing, and Seller shall comply with all other terms and conditions of employment or the termination thereof with respect to its employees, including any COBRA obligations, and will reimburse and hold harmless the Buyer and its affiliates in respect of any obligations arising out of such terms and conditions.

(c)    There has been no "mass layoff" or "plant closing" as defined by the Worker Adjustment and Retraining Notification Act of 1998 (the "WARN Act") in respect of Seller and Seller has not been affected by any transactions or engaged in layoffs or employment terminations sufficient in number to trigger application of any state, local, or foreign law or regulation which is similar to the WARN Act. Seller shall be responsible for any notifications and liability under the WARN Act and any similar state or local Law or regulation relating to “plant closing” or “mass layoff” (in each case as defined in the WARN Act) or group termination or similar event with respect to employees who are terminated by Seller on or prior to the Closing (including as a result of the consummation of the transactions contemplated under this Agreement).

(d)    It is expressly agreed and understood that neither Buyer nor Seller has any right, power or authority to control, direct or regulate the labor relations and human resources policies and procedures of the other, that neither is deemed to constitute the agent or representative of the other, and that neither is liable in any manner whatsoever for the acts or omissions of the other, its agents, representatives or employees. Seller shall have sole and exclusive responsibility for the operation and management of the Stores and the Assets at all times prior to the Closing, for the employment and control of its employees, for compliance with all applicable Laws governing the employment relationship with its employees, and for compliance with the terms of any Benefit Plan.

(e)    No provision of this Section 12 shall create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of Seller or of any of its affiliates in respect of continued employment (or resumed employment) with Buyer or any of its affiliates and no provision of this Section 12 shall create any such rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any Benefit Plan or any plan or arrangement which may be established by Buyer or any of its affiliates. No provision of this Agreement shall constitute a limitation on rights to amend, modify or terminate any such plans or arrangements of Buyer or any of its affiliates.

The terms and provisions of this Section 12 shall survive the Closing.

13.     BROKERS.

The parties each represent and warrant to the other that their negotiations relative to this Agreement have been carried on by them directly, and in such a manner as not to give rise to any claims against either party for a brokerage commission, broker’s fee, finder’s fee or other similar fee or payment other than Triavo Health (“Seller’s Broker”). Seller is solely responsible the payment of any fee, commission or other payment due to Seller’s Broker. Notwithstanding anything contained herein to the contrary, in no event shall Buyer have any liability or obligation with respect to any commission, fees, or expenses of, or any other payment to, Seller’s Broker and Seller shall defend, indemnify and hold Buyer harmless from any and all claims for said commissions, fees and other payments, including, without limitation, any damages, costs and attorneys’ fees or expenses incurred by Buyer related to any such claim. Each party shall defend, indemnify and hold the other harmless from any and all other claims for said commissions, fees and other payments based upon its acts, including, without limitation, any damages, costs and attorneys’ fees or expenses incurred by the indemnified party related to any such claim. The terms and provisions of this Section 13 shall survive the Closing.

14.     CONFIDENTIALITY.

    (a)    Confidentiality. Buyer and Seller hereby covenant and agree to keep the existence of this Agreement, the terms and conditions of this Agreement, and any discussions, negotiations or other non-public information relating to this Agreement confidential and to not disclose the same to any person or entity, including without limitation, employees and customers of Seller, except to the extent (i) approved by the other party in writing, which approval shall not be unreasonably withheld, conditioned or delayed, (ii) expressly permitted hereunder or otherwise necessary to carry out the party’s respective obligations hereunder, or (iii) required by law, subpoena or court order. Without limiting the foregoing, no press release, news release, media release, press statement or comment, social media communication, or other similar public announcement or communication related to this Agreement or the transactions contemplated hereby will be issued by Seller or any affiliates without the prior written approval of Buyer, which shall not be unreasonably conditioned, delayed or withheld. The terms and provisions of this Section 14(a) shall survive the Closing.

    (b)    Permitted Announcements. Notwithstanding the foregoing, following the full execution of this Agreement, Seller shall disclose the existence of the transactions contemplated hereby to Seller’s employees. Following such disclosure, if and as directed by Buyer, Seller shall provide notification of the transactions contemplated hereby to Seller’s customers, including, without limitation, by posting signs in the Premises, bag tags and/or mailers. All such notifications shall be in a form provided by Buyer or otherwise subject to Buyer’s prior approval.
15.     SURVIVAL.

    The representations, warranties and indemnities contained in this Agreement, and any covenants and agreements contained herein that by their terms expressly survive the Closing or contemplate performance after the Closing, shall survive the Closing and continue in full force following the Closing.

16.    MISCELLANEOUS.

(a)Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the state of Delaware.

(b)Severability.     If any term or provision of this Agreement or the application thereof to any persons or circumstances shall to any extent be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

(c)Notices. Any notice, request or other document to be given hereunder to any party shall (i) be in writing, (ii) delivered personally, sent by certified mail, postage prepaid, or sent by a commercially recognized overnight courier, provided a receipt is required, and (iii) if to Buyer, addressed to it at the address provided on Page 1 hereof, and if to Seller, addressed to it at the address provided on Page 1 hereof, or at such other address as any party hereto shall indicate by writing as herein provided.

(d)Assignment; Successors and Assigns. Buyer shall have the absolute right to assign this Agreement, in whole or in part, or any of its rights or obligations hereunder, and/or designate another party to take title to all or any of the Assets, without the consent of Seller, including but not limited to, an assignment of the rights of Buyer under Section 7. If requested by Buyer, Seller shall cooperate by giving Buyer written acknowledgement of any notice of such assignment and/or designation received from Buyer in connection therewith. Seller may not assign this Agreement, or any rights or obligations hereunder, without the written consent of Buyer. This Agreement shall bind and inure to the benefit of the parties hereto and, subject to foregoing, their respective heirs, representatives, successors and assigns. This terms and provisions of this Section 16(d) shall survive the Closing.

(e)Waiver of Trial by Jury. The parties hereto waive to the fullest extent permitted by law, trial by jury in any action, proceeding or counterclaim brought by either of such parties against the other with respect to any matter whatsoever arising out of or in any way connected with this Agreement.

(f)Headings; Construction.     The headings of the Sections herein are inserted for convenience of reference only and will be ignored in the construction or interpretation hereof. Unless the context clearly requires otherwise, (i) whenever the words “including”, “include” or “includes” are used in this Agreement, they shall be interpreted in a nonexclusive manner, and (ii) “or” is not exclusive.

(g)Further Assurances.    Following the Closing, the parties will execute and deliver such documents and take such other actions as may be reasonably requested from time to time by Buyer or Seller in order to fully consummate the transactions contemplated hereby.

(h)Third Party Beneficiaries. Nothing in the Agreement will be construed to confer any right, benefit or remedy upon any person or entity that is not a party hereto or a permitted assignee of a party hereto, except as otherwise expressly set forth in this Agreement.

(i)Schedules and Exhibits. All schedules and exhibits to this Agreement are an integral part of this Agreement and are incorporated herein by reference for all purposes of this Agreement.

(j)Entire Agreement.    This Agreement and the agreements, exhibits, schedules and certificates referred to herein or delivered pursuant hereto constitute the entire agreement between the parties hereto with respect to the purchase and sale of the Assets and supersedes all prior agreements and understandings.

(k)Amendment; Waiver. This Agreement may be amended, supplemented or otherwise modified only by an agreement in writing signed by both parties hereto. The waiver by a party of any breach of any provision of this Agreement will not constitute or operate as a waiver of any other breach of such provision or of any other provision hereof, nor will any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof.

(l)Attorneys’ Fees. In the event a party shall be required to commence or defend any action or proceeding against any other party by reason of any breach or claimed breach of any provision of this Agreement, to commence or defend any action or proceeding in any way connected with this Agreement or to seek a judicial declaration of rights under this Agreement, the party prevailing in such action or proceeding shall be entitled to recover from or to be reimbursed by the other party for the prevailing party’s reasonable and actual attorneys’ fees and costs through all levels of proceedings.

(m)Counterparts; Electronic Signatures. This Agreement may be executed in separate counterparts each of which shall be an original and all of which shall be deemed to be one and the same instrument. Buyer and Seller agree that a facsimile or .pdf signature on this Agreement is as valid as an original signature.

(n)Arms-Length Transaction. Each of Buyer and Seller hereby acknowledge and agree that (i) it is not the purpose of this Agreement or any of the transactions contemplated hereby to exert influence in any way over the judgment of any party with respect to the referral of patients or business, (ii) it is the intent of the parties that any referrals that may be made by Seller to Buyer’s business shall be based solely upon the professional judgment and discretion of the referring party while acting in the best interests of the patient, and (iii) the consideration hereunder is consistent with fair market value in an arm's length transaction and no part of the purchase price or other amounts payable hereunder takes into consideration the volume or value, if any, of referrals or business generated between the parties.
(o)Force Majeure Event. Neither party to this Agreement is liable nor in default for any delay or failure in performance under this Agreement, and such delay or failure of performance shall not constitute a breach of this Agreement, if and to the extent that such delay or failure is the result of a Force Majeure Event (as defined below).  If a party intends to invoke this provision, that party shall provide notice to the other party as soon as practicable.  Each party shall exercise commercially reasonable efforts to mitigate the extent of such delay or failure.  “Force Majeure Event” shall mean catastrophic acts of terrorism, fire, explosion, earthquake, storm, flood, war, insurrection, tornado, hurricane, other natural disasters, pandemics, quarantine restrictions or travel restrictions, sabotage, embargo, expropriation, riot, acts of God or any comparable event or other state, national or international emergency, calamity or crisis, beyond the reasonable control of the party seeking to excuse or delay performance under this Agreement.
17.    PERSONAL PROPERTY TAXES.

    Any ad valorem taxes assessed against the personal property (as personal property is defined by the taxing jurisdiction(s) having taxing authority over the Assets) transferred to Buyer in connections with the transactions contemplated hereby shall be apportioned between Seller and Buyer as of midnight of the day preceding applicable Date of Inventory. Such apportionment shall be made to the best of the parties' abilities at the time of Closing based on the most recent personal property tax bill issued by the taxing jurisdiction(s). If final amounts are not known at the time of Closing, such prorations shall be recalculated by Buyer and Seller when the final amounts become known, and Buyer and Seller shall make any additional payment or refunds, as the case may be, so that the correct prorated amount is paid by each of Buyer and Seller. The terms and provisions of this Section 17 shall survive the Closing.

                (SIGNATURES ON FOLLOWING PAGE)

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

    SELLER:

    MEDAVAIL PHARMACY, INC.

    By: __________________________
        Name:
    Title:

    EQUITY HOLDER:

    MEDAVAIL HOLDINGS, INC.

    By: __________________________
        Name:
    Title:

[Signatures continued on following page]

    BUYER:

GERMAN DOBSON CVS, L.L.C.

    By: __________________________
    Name: Stephen Frumento
    Title: Vice President

GARFIELD BEACH CVS, L.L.C.

    By: __________________________
    Name: Stephen Frumento
    Title: Vice President

LONGS DRUG STORES CALIFORNIA, L.L.C.

    By: __________________________
    Name: Stephen Frumento
    Title: Vice President

WOODWARD DETROIT CVS, L.L.C.

    By: __________________________
    Name: Stephen Frumento
    Title: Vice President

HOLIDAY CVS, L.L.C.

    By: __________________________
    Name: Stephen Frumento
    Title: Vice President

    CVS LEGAL APPROVAL:_________

EXHIBIT A

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EXHIBIT B-1

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EXHIBIT B-2

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SCHEDULE A

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SCHEDULE 3(c)

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SCHEDULE 5(d)

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SCHEDULE 5(f)

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SCHEDULE 5(k)

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SCHEDULE 5(n)

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SCHEDULE 5(q)

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